EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

               WEEKLY COMMENTARY FOR THE WEEK ENDED MAY 20, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     5/20/05

                    WEEKLY ROR          MTD ROR           YTD ROR
CLASS A UNITS         -1.06%             -0.63%            -8.71%
CLASS B UNITS         -1.08%             -0.68%            -9.04%

* Subject to independent verification

The Grant Park Futures Fund sustained moderate losses over the past week. Setbacks came mainly from the agricultural/soft commodity, stock index and fixed income sectors. Gains came from positions in the currency sector.

Positions in the agricultural/soft commodity sector experienced losses for the week. Longs in the coffee market lost ground as the July contract settled 4.50 cents lower at $1.17 per pound after a report from the U.S. Department of Agriculture indicated that the 2005/06 crop from Mexico would show a 4.3 million bag (8%) increase from a year ago. Longs in the cotton market also sustained setbacks. The fiber contract fell 3.70 cents, closing at 50.05 cents per pound on what analysts described as speculative selling and long-position liquidation, which stemmed from the U.S. government's May 13th decision to impose restrictions on Chinese textile imports. Short positions in the sugar market gave up ground when the July contract closed 0.24 cents higher at 8.59 cents per pound. The higher close was attributed to technical-based buying that materialized after a sell-off earlier in the week failed to push the market through downside support around 8.22-24 cents per pound.

Short positions in stock indices experienced losses. The E-mini S&P contract in Chicago added 31.00 points by Friday's close, aided by a tame April U.S. consumer price index report. The core consumer price index, which excludes food and energy costs, was unchanged compared to March and was the first flat month-to-month reading since November of 2003. The news sent stock prices higher as investors reasoned that the Federal Reserve would be less inclined to tighten short-term interest rates. Analysts said that lower crude oil prices (crude fell $1.87 for the week) were also a factor in the share market rally. Overseas positions also lost ground. Shorts in the Tokyo Nikkei sustained setbacks as shares in Asian exporters rallied in response to the U.S. consumer price data. Short positions in the European indices lost ground as the German DAX closed the week higher. Long positions in the Hong Kong Hang Seng took losses when that market traded lower. Analysts attributed the weakness to a sell-off in real estate stocks.

Positions in the fixed income sector resulted in losses during the week. Longs in the European sector were particularly hard-hit as the LIFFE Euribor, the London long gilt and the British short-sterling all finished the week lower. Prices for the Euro bunds and Euro BOBL were also lower for the week, hurting long positions. Longs in the Simex Japanese government bonds and the Australian Ten and Three-year bond also experienced setbacks. Positions in the domestic market also netted losses. Longs in the Ten-year Treasury note as well as the short-term Eurodollar contract were setback when prices there settled lower than last week's close.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

Lastly, short positions in foreign currencies gained ground as the U.S. dollar appreciated against most of its European counterparts. Analysts attributed the weakness in the European currencies to uncertainty surrounding some of the upcoming referendums and parliamentary votes regarding the ratification of the European Constitution. The euro and the Swiss franc both lost a little less than a cent against the greenback while the British pound fell more than 2 cents relative to the dollar. Gains also came from short positions in the Japanese yen. Longs in the U.S. dollar index were profitable when the contract settled at 86.67, 0.57 points higher for the week.

































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com